NEWS RELEASE for December 2, 2008

BIOLASE CUTS QUARTERLY FIXED COSTS BY $2 MILLION OR 20 PERCENT

Reduces 2009 Quarterly Break Even Point Substantially

IRVINE, CA (December 2, 2008) — BIOLASE Technology, Inc. (NASDAQ:BLTI) today announced it has reduced its quarterly fixed cost structure by approximately $2 million or 20 percent. The Company is currently completing an approximate 20 percent domestic work force reduction and is in the final stages of reviewing additional cost savings in its international subsidiaries.

BIOLASE Chief Executive Officer Jake St. Philip said, “We have spent much of the past year analyzing the Company’s processes and spending. This realignment stems from that work. In the short-term, this creates a leaner organization that is better equipped to absorb the potential impacts of a weaker economy and capital equipment marketplace. In the long-term, it creates the foundation for a stronger and more profitable company.”

St. Philip continued, “Our overall research and development costs will remain relatively intact and we plan to continue investing in our robust product development pipeline as we broaden market appeal, work to place a laser in every dental practice and create customers for life. We appreciate the significant contributions of those employees affected by today’s announcement and are grateful for their efforts and dedication. All of us at BIOLASE are determined to emerge from these changes a stronger company.”

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc. (http://www.biolase.com), the world’s leading dental laser company, is a medical technology company that develops, manufactures and markets lasers and related products focused on technologies that advance the practice of dentistry and medicine. The Company’s products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications. Other products under development address ophthalmology and other medical and consumer markets.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: David M. Mulder, Chief Financial Officer of BIOLASE Technology, Inc., +1-949-361-1200; or Jill Bertotti, of Allen & Caron, +1-949-474-4300.

# # # #